Exhibit 99-B.10 – Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 24, 2006 with respect to the financial statements of ING USA Annuity and Life Insurance Company as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and to the use of our report dated March 22, 2006 with respect to the statements of assets and liabilities of Separate Account B of ING USA Annuity and Life Insurance Company as of December 31, 2005 and the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Post-Effective Amendment No. 27 to the Registration Statement (Form N-4 333-30180), and the related Prospectus and Statement of Additional Information of Separate Account B of ING USA Annuity and Life Insurance Company

/s/ Ernst & Young LLP

Atlanta, Georgia

August 16, 2006